Banc of California Reports $0.69 EPS for First Quarter 2022

SANTA ANA, Calif., (April 21, 2022) — Banc of California, Inc. (NYSE: BANC) today reported net income of $48.5 million and net income available to common stockholders of $43.3 million, or $0.69 per diluted common share for the first quarter of 2022. This compares to net income of $5.8 million and net income available to common stockholders of $4.0 million, or $0.07 per diluted common share, for the fourth quarter of 2021. The first quarter of 2022 net income available to common stockholders included a $31.3 million pre-tax recovery from the settlement of a previously charged-off loan and a $3.7 million after-tax charge related to the redemption of Series E Preferred Stock. The fourth quarter of 2021 included $13.5 million of pre-tax merger costs and $11.3 million of provision for credit losses for the loans acquired in the Pacific Mercantile Bancorp (PMB) acquisition.
First quarter highlights:
•Return on average assets of 2.09%, up from 0.24% in the prior quarter
•Pre-tax pre-provision return on average assets of 1.54%, up from 0.84% in the prior quarter
•Adjusted pre-tax pre-provision return on average assets of 1.55%, up from 1.39% in the prior quarter
•Net interest margin of 3.51%, an increase of 23 basis points from the prior quarter
•Noninterest-bearing deposits represented 40% of total deposits at March 31, 2022, up from 28% a year earlier
•Average cost of total deposits of 0.08%, a 3 basis point decrease from the prior quarter
•Redemption of all Series E Preferred Stock for total consideration of $98.7 million
•Repurchase of $4.3 million of common stock under a $75 million authorization announced on March 15, 2022
•Allowance for credit losses at 1.32% of total loans and 181% of non-performing loans
•Common Equity Tier 1 capital at 11.39%

Jared Wolff, President & CEO of Banc of California, commented, “We had a terrific first quarter with strong financial performance across the board that demonstrated the momentum of our franchise: high quality loan growth; solid inflows of noninterest-bearing deposits; net interest margin expansion; higher levels of noninterest income; and strong asset quality. Our core earnings continue to grow via both our organic loan generation as well as the accretive benefits of the Pacific Mercantile Bancorp acquisition.”

Mr. Wolff continued, “Since the start of the year, our loan pipeline has been steadily building and is now more than twice as large as it was at the beginning of the second quarter of 2021, with good contributions coming from all asset classes and markets. Given our strong loan pipeline, our asset sensitive position that will benefit from higher interest rates, and the operating leverage we are realizing as we grow our balance sheet, we see many catalysts for driving further growth in earnings and returns as we move through 2022.”

Lynn Hopkins, Chief Financial Officer of Banc of California, said, “During the first quarter, we were able to successfully execute on a number of initiatives that positively impact shareholder value including recovering approximately $31 million from a previously charged-off loan, announcing a $75 million common stock repurchase program, and redeeming our Series E Preferred Stock which will add approximately $7 million annually to our net income available to common stockholders.”

Income Statement Highlights

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
	($ in thousands)
Total interest and dividend income	$84,269	$81,573	$71,791	$69,677	$68,618
Total interest expense	7,828	8,534	8,815	9,830	10,702
Net interest income	76,441	73,039	62,976	59,847	57,916
Total noninterest income	5,910	4,860	5,519	4,170	4,381
Total revenue	82,351	77,899	68,495	64,017	62,297
Total noninterest expense	46,596	58,127	37,811	40,559	46,735
Pre-tax / pre-provision income(1)	35,755	19,772	30,684	23,458	15,562
(Reversal of) provision for credit losses	(31,542)	11,262	(1,147)	(2,154)	(1,107)
Income tax expense	18,785	2,759	8,661	6,562	2,294
Net income	$48,512	$5,751	$23,170	$19,050	$14,375

Net income available to common stockholders(2)	$43,345	$4,024	$21,443	$17,323	$7,825
(1)Non-GAAP Measure
(2)Balance represents the net income available to common stockholders after subtracting preferred stock dividends, income allocated to participating securities, participating securities dividends, and impact of preferred stock redemption from net income. Refer to the Statements of Operations for additional detail on these amounts.

Net interest income
Q1-2022 vs Q4-2021
Net interest income increased $3.4 million to $76.4 million for the first quarter due to higher yield on interest-earning assets and lower average balances and costs of interest-bearing liabilities, partially offset by lower average interest-earning assets.
The net interest margin increased 23 basis points to 3.51% for the first quarter as the average earning-assets yield increased 21 basis points and the average cost of total funding decreased 2 basis points. The yield on average interest-earning assets increased to 3.87% for the first quarter from 3.66% for the fourth quarter due to the mix of interest-earning assets and higher yields on loan and securities. Average loans increased by $315.4 million from ongoing loan growth and including the loans acquired in the PMB acquisition for a full quarter while other interest-earning assets decreased $328.4 million. The average yield on loans increased 6 basis points to 4.26% during the first quarter as a result of the portfolio mix. The loan yield includes the impact of prepayment penalty fees, the net reversal or recapture of nonaccrual loan interest, accelerated discount accretion on the early payoff of purchased loans, and accelerated fees from PPP loan forgiveness; these items increased the loan yield by 12 basis points in both the first quarter and prior quarter.
The average cost of funds decreased 2 basis points to 0.39% for the first quarter from 0.41% for the fourth quarter. This decrease was driven by the lower average cost of interest-bearing liabilities due to an improved funding mix, including higher average noninterest-bearing deposits as a result of the PMB acquisition and growth from business development efforts. Average noninterest-bearing deposits represented 38% of total average deposits for the first quarter compared to 35% of total average deposits for the fourth quarter. Average noninterest-bearing deposits were $180.9 million higher in the first quarter compared to the fourth quarter while average deposits were $81.0 million lower for the linked quarters. Average Federal Home Loan Bank (FHLB) advances and other borrowings increased $141.8 million due mostly to higher overnight borrowings. The average cost of interest-bearing liabilities decreased 3 basis points to 0.58% for the first quarter from 0.61% for the fourth quarter due to the funding mix including the impact of including PMB's deposits for a full quarter. The average cost of interest-bearing deposits declined 5 basis points to 0.12% for the first quarter from 0.17% for the fourth quarter. The average cost of total deposits decreased 3 basis points to 0.08% for the first quarter. The spot rate of total deposits was 0.07% at the end of the first quarter.

Provision for credit losses
Q1-2022 vs Q4-2021
The provision for credit losses was a reversal of $31.5 million for the first quarter, compared to a charge of $11.3 million for the fourth quarter. The first quarter reversal of credit losses included $31.3 million related to a recovery from the settlement of a loan previously charged-off in 2019. The fourth quarter of 2021 provision charge was due primarily to the initial charge for the non-purchased credit deteriorated loans acquired in the PMB acquisition.

Noninterest income
Q1-2022 vs Q4-2021
Noninterest income increased $1.1 million to $5.9 million for the first quarter due mostly to higher customer service fees and all other income, offset by lower net gains on the sale of loans. The $397 thousand increase in customer service fees was due mostly to including PMB's operations for a full quarter. The $817 thousand increase in all other income was due mostly to a $771 thousand gain related to a sale-leaseback transaction.
Noninterest expense
Q1-2022 vs Q4-2021
Noninterest expense decreased $11.5 million to $46.6 million for the first quarter compared to the prior quarter. The decrease was due mostly to lower merger-related costs of $13.5 million, offset by higher net loss in alternative energy partnership investments of $1.4 million and an increase in salaries and employee benefits of $1.2 million. The increase in salaries and employee benefits is attributed to including PMB operations for a full quarter and higher taxes and benefits typical of the first quarter. Professional fees included net recoveries of indemnified legal expenses of $106 thousand in the first quarter compared to net expenses of $642 thousand during the fourth quarter.

Total operating costs, defined as noninterest expense adjusted for certain expense items (refer to section Non-GAAP Measures), increased $1.3 million to $46.5 million for the first quarter compared to $45.2 million for the prior quarter. This increase is due mostly to higher salaries and benefits of $1.2 million and all other expense of $559 thousand as a result of including PMB's operations for a full quarter and higher payroll-related items typical of the first quarter.

Income taxes
Q1-2022 vs Q4-2021
Income tax expense totaled $18.8 million for the first quarter resulting in an effective tax rate of 27.9% compared to $2.8 million for the fourth quarter and an effective tax rate of 32.4%. The decrease in the effective tax rate during the first quarter was due mostly to the previous quarter including the impact of the PMB acquisition on our annual effective tax rate. The effective tax rate for 2022 is expected to be similar to the effective income tax rate for the first quarter.

Balance Sheet
At March 31, 2022, total assets were $9.58 billion, which represented a linked-quarter increase of $189.8 million. The following table shows selected balance sheet line items as of the dates indicated:

						Amount Change
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	Q1-22 vs. Q4-21	Q1-22 vs. Q1-21

	($ in thousands)
Securities held-to-maturity	$329,381	$—	$—	$—	$—	$329,381	$329,381
Securities available-for-sale	$898,775	$1,315,703	$1,303,368	$1,353,154	$1,270,830	$(416,928)	$(372,055)
Loans held-for-investment	$7,451,573	$7,251,480	$6,228,575	$5,985,477	$5,764,401	$200,093	$1,687,172
Total assets	$9,583,540	$9,393,743	$8,278,741	$8,027,413	$7,933,459	$189,797	$1,650,081

Noninterest-bearing deposits	$2,958,632	$2,788,196	$2,107,709	$1,808,918	$1,700,343	$170,436	$1,258,289
Total deposits	$7,479,701	$7,439,435	$6,543,225	$6,206,544	$6,142,042	$40,266	$1,337,659
Borrowings (1)	$1,020,842	$775,445	$762,444	$871,973	$891,546	$245,397	$129,296
Total liabilities	$8,604,531	$8,328,453	$7,433,938	$7,198,051	$7,128,766	$276,078	$1,475,765
Total equity	$979,009	$1,065,290	$844,803	$829,362	$804,693	$(86,281)	$174,316
(1)Represents Advances from Federal Home Loan Bank, Other Borrowings and Long Term Debt, net.
Investments
Securities held-to-maturity totaled $329.4 million at March 31, 2022 and included $215.2 million in agency securities and $114.2 million in municipal securities. To position the balance sheet for rising interest rates, during the first quarter we transferred certain longer-duration fixed-rate mortgage-backed securities and municipal securities from the available-for-sale portfolio to the held-to-maturity portfolio. At the time of the transfer, the securities had an unrealized gross loss of $16.6 million.
Securities available-for-sale decreased $416.9 million during the first quarter to $898.8 million at March 31, 2022, primarily due to transferring certain securities to the held-to-maturity portfolio, collateralized loan obligation (CLO) payoffs of $28.5 million, principal payments of $8.0 million, sales of $17.6 million and higher unrealized net losses of $38.1 million, offset by purchases of $5.0 million. The higher net unrealized losses were due mostly to the impact of increases in longer-term market interest rates on the value of each class of securities. As of March 31, 2022, the securities available-for-sale portfolio included $488.0 million of CLOs, $177.9 million of agency securities, $168.6 million of corporate debt securities, $50.5 million of residential collateralized mortgage obligations, and $13.8 million of SBA securities. The CLO portfolio, which is comprised only of AA and AAA rated securities, represented 40% of the total securities portfolio and the carrying value included an unrealized net loss of $4.8 million at March 31, 2022, compared to 39% of the total securities portfolio and an unrealized net loss of $2.3 million at December 31, 2021.

Loans
The following table sets forth the composition, by loan category, of our loan portfolio as of the dates indicated:

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
	($ in thousands)
Composition of loans
Commercial real estate	$1,163,381	$1,311,105	$907,224	$871,790	$839,965
Multifamily	1,397,761	1,361,054	1,295,613	1,325,770	1,258,278
Construction	225,153	181,841	130,536	150,557	169,122
Commercial and industrial	1,224,908	1,066,497	773,681	725,596	760,150
Commercial and industrial - warehouse lending	1,574,549	1,602,487	1,522,945	1,345,314	1,118,175
SBA	133,116	205,548	181,582	253,924	338,903
Total commercial loans	5,718,868	5,728,532	4,811,581	4,672,951	4,484,593
Single-family residential mortgage	1,637,307	1,420,023	1,393,696	1,288,176	1,253,251
Other consumer	95,398	102,925	23,298	24,350	26,557
Total consumer loans	1,732,705	1,522,948	1,416,994	1,312,526	1,279,808
Total gross loans	$7,451,573	$7,251,480	$6,228,575	$5,985,477	$5,764,401
Composition percentage of loans
Commercial real estate	15.6%	18.1%	14.6%	14.6%	14.6%
Multifamily	18.8%	18.8%	20.7%	22.2%	21.8%
Construction	3.0%	2.5%	2.1%	2.5%	2.9%
Commercial and industrial	16.4%	14.7%	12.4%	12.1%	13.2%
Commercial and industrial - warehouse lending	21.1%	22.1%	24.5%	22.5%	19.4%
SBA	1.8%	2.8%	2.9%	4.2%	5.9%
Total commercial loans	76.7%	79.0%	77.2%	78.1%	77.8%
Single-family residential mortgage	22.0%	19.6%	22.4%	21.5%	21.7%
Other consumer	1.3%	1.4%	0.4%	0.4%	0.5%
Total consumer loans	23.3%	21.0%	22.8%	21.9%	22.2%
Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%

Loans increased $200.1 million during the first quarter of 2022 to $7.45 billion due to loan fundings of $968.0 million, including single-family residential purchases of $364.4 million. During the first quarter, $150.1 million of owner-occupied commercial real estate loans acquired in the PMB acquisition were moved to the other commercial and industrial category from the commercial real estate category. At March 31, 2022, SBA loans included $58.3 million of PPP loans, net of fees of $203 thousand, compared to $123.1 million, net of fees of $772 thousand at December 31, 2021. Total commercial loans, excluding PPP loans and warehouse lending, increased $83.0 million, or 8.3% on an annualized basis during the first quarter.

Deposits
The following table sets forth the composition of our deposits at the dates indicated:

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
	($ in thousands)
Composition of deposits
Noninterest-bearing checking	$2,958,632	$2,788,196	$2,107,709	$1,808,918	$1,700,343
Interest-bearing checking	2,395,329	2,393,386	2,214,678	2,217,306	2,088,528
Savings and money market	1,605,088	1,751,135	1,661,013	1,593,724	1,684,703
Non-brokered certificates of deposit	520,652	506,718	559,825	586,596	668,468
Total deposits	$7,479,701	$7,439,435	$6,543,225	$6,206,544	$6,142,042
Composition percentage of deposits
Noninterest-bearing checking	39.6%	37.5%	32.2%	29.1%	27.7%
Interest-bearing checking	32.0%	32.2%	33.8%	35.7%	34.0%
Savings and money market	21.4%	23.5%	25.4%	25.7%	27.4%
Non-brokered certificates of deposit	7.0%	6.8%	8.6%	9.5%	10.9%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%
Total deposits increased $40.3 million during the first quarter of 2022 to $7.48 billion at March 31, 2022, due mostly to higher noninterest-bearing checking balances of $170.4 million, offset by lower savings and money market balances of $146.0 million. Noninterest-bearing deposits totaled $2.96 billion and represented 40% of total deposits at March 31, 2022, compared to $2.79 billion, or 38% of total deposits, at December 31, 2021.
Debt
Advances from the FHLB increased $80.3 million during the first quarter to $556.4 million at March 31, 2022, due to higher overnight advances. At March 31, 2022, FHLB advances included $150.0 million of overnight borrowings and $411.0 million in term advances with a weighted average life of 3.7 years and weighted average interest rate of 2.53%. Other borrowings totaled $190.0 million at March 31, 2022, and related to unsecured overnight borrowings from various financial institutions through the American Financial Exchange platform and $20.0 million of advances under a line of credit.
Equity
During the first quarter total stockholders’ equity decreased by $86.3 million to $979.0 million primarily due to the $98.7 million redemption of Series E Preferred Stock, while total common stockholders equity increased by $8.7 million to $979.0 million and tangible common equity increased by $9.3 million to $878.9 million at March 31, 2022. The increase in total common stockholders’ equity for the first quarter included net income of $48.5 million and share-based award compensation of $1.3 million, offset by an increase in accumulated other comprehensive net loss of $26.9 million, dividends to common and preferred stockholders of $5.2 million, and the repurchase of common stock of $4.3 million. Book value per common share increased to $15.65 as of March 31, 2022, from $15.48 at December 31, 2021. Tangible book value per common share increased to $14.05 as of March 31, 2022, from $13.88 at December 31, 2021.
During the first quarter of 2022, common stock repurchased under the program authorized on March 15, 2022 totaled 215,550 shares at a weighted average price of $19.92. As of March 31, 2022, the Company had $70.7 million remaining under the current stock repurchase authorization. Through April 19, 2022, repurchases of Company common stock total 1,018,962 shares at a weighted average price of $18.87 per share, or $19.2 million under the stock repurchase plan.

Capital ratios remain strong with total risk-based capital at 13.81% and a tier 1 leverage ratio of 9.70% at March 31, 2022. The interim capital relief related to the adoption of the current expected credit losses (CECL) accounting standard increased the Bank's leverage ratio by approximately 8 basis points at March 31, 2022. The following table sets forth our regulatory capital ratios as of the dates indicated:

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Capital Ratios(1)
Banc of California, Inc.
Total risk-based capital ratio	13.81%	14.98%	14.73%	15.33%	15.87%
Tier 1 risk-based capital ratio	11.39%	12.55%	12.35%	12.71%	13.17%
Common equity tier 1 capital ratio	11.39%	11.31%	10.86%	11.14%	11.50%
Tier 1 leverage ratio	9.70%	10.37%	9.80%	9.89%	9.62%
Banc of California, NA
Total risk-based capital ratio	15.66%	15.71%	16.31%	17.25%	17.82%
Tier 1 risk-based capital ratio	14.54%	14.60%	15.22%	16.09%	16.57%
Common equity tier 1 capital ratio	14.54%	14.60%	15.22%	16.09%	16.57%
Tier 1 leverage ratio	12.38%	12.06%	12.08%	12.52%	12.13%
(1)March 31, 2022 capital ratios are preliminary.

Credit Quality

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Asset quality information and ratios	($ in thousands)
Delinquent loans held-for-investment
30 to 89 days delinquent	$27,067	$40,142	$23,144	$16,983	$31,005
90+ days delinquent	33,930	32,609	21,979	17,998	30,292
Total delinquent loans	$60,997	$72,751	$45,123	$34,981	$61,297
Total delinquent loans to total loans	0.82%	1.00%	0.72%	0.58%	1.06%
Non-performing assets, excluding loans held-for-sale
Non-accrual loans	$54,529	$52,558	$45,621	$51,299	$55,920
90+ days delinquent and still accruing loans	—	—	—	—	—
Non-performing loans	54,529	52,558	45,621	51,299	55,920
Other real estate owned	—	—	—	3,253	—
Non-performing assets	$54,529	$52,558	$45,621	$54,552	$55,920
ALL to non-performing loans	170.97%	176.16%	161.16%	147.93%	141.90%
Non-performing loans to total loans held-for-investment	0.73%	0.72%	0.73%	0.86%	0.97%
Non-performing assets to total assets	0.57%	0.56%	0.55%	0.68%	0.70%
Troubled debt restructurings (TDRs)
Performing TDRs	$14,850	$12,538	$5,835	$6,029	$6,347
Non-performing TDRs	15,059	4,146	2,366	3,120	4,130
Total TDRs	$29,909	$16,684	$8,201	$9,149	$10,477

Total delinquent loans decreased $11.8 million in the first quarter to $61.0 million at March 31, 2022, due mostly to $33.0 million returning to current status and $8.3 million in other reductions including paydowns, partially offset by additions of $29.5 million. The additions included (i) $23.8 million in single-family residential mortgage loans and (ii) $3.9 million in commercial and industrial loans. At March 31, 2022, delinquent loans included (i) SFR loans of $30.4 million, (ii) SBA PPP loans of $4.4 million and other SBA loans of $10.6 million, of which $13.1 million are guaranteed, and (iii) other loans of $15.7 million.

Non-performing loans increased $2.0 million to $54.5 million as of March 31, 2022, of which $19.5 million, or 36%, relates to loans in a current payment status. The first quarter increase was due mostly to additions of $9.4 million, offset by $1.0 million in loans returning to accrual status and $6.4 million in payoffs, paydowns, and charge-offs. At March 31, 2022, non-performing loans included (i) a $12.6 million commercial and industrial loan acquired in the PMB acquisition, (ii) SBA PPP loans of $4.4 million and other SBA loans totaling $11.0 million, of which $13.1 million is guaranteed, (iii) SFR loans totaling $10.3 million, and (iv) other commercial loans of $15.7 million. Non-performing TDRs increased by $10.9 million due mostly to modifying the $12.6 million non-performing commercial and industrial loan acquired in the PMB acquisition.
Allowance for Credit Losses

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
	($ in thousands)
Allowance for loan losses (ALL)
Balance at beginning of period	$92,584	$73,524	$75,885	$79,353	$81,030
Initial reserve for purchased credit-deteriorated loans(1)	—	13,650	—	—	—
Loans charged off	(231)	(8,108)	(327)	(886)	(565)
Recoveries	32,215	2,628	532	26	172
Net recoveries (charge-offs)	31,984	(5,480)	205	(860)	(393)
(Reversal of) provision for loan losses	(31,342)	10,890	(2,566)	(2,608)	(1,284)
Balance at end of period	$93,226	$92,584	$73,524	$75,885	$79,353
Reserve for unfunded loan commitments
Balance at beginning of period	$5,605	$5,233	$3,814	$3,360	$3,183
(Reversal of) provision for credit losses	(200)	372	1,419	454	177
Balance at end of period	5,405	5,605	5,233	3,814	3,360
Allowance for credit losses (ACL)	$98,631	$98,189	$78,757	$79,699	$82,713

ALL to total loans	1.25%	1.28%	1.18%	1.27%	1.38%
ACL to total loans	1.32%	1.35%	1.26%	1.33%	1.43%
ACL to total loans, excluding PPP loans	1.33%	1.38%	1.29%	1.38%	1.51%
ACL to NPLs	180.88%	186.82%	172.63%	155.36%	147.91%
Annualized net loan charge-offs (recoveries) to average total loans held-for-investment	(1.79)%	0.32%	(0.01)%	0.06%	0.03%

Reserve for loss on repurchased loans
Balance at beginning of period	$4,348	$5,023	$5,095	$5,383	$5,515
(Reversal of) provision for loan repurchases	(471)	(675)	(42)	(99)	(132)
Utilization of reserve for loan repurchases	—	—	(30)	(189)	—
Balance at end of period	$3,877	$4,348	$5,023	$5,095	$5,383
(1)Represents the amounts, at acquisition date, of expected credit losses on PCD loans and expected recoveries of PCD loans charged-off prior to acquisition date that we have a contractual right to receive.

The allowance for expected credit losses (ACL), which includes the reserve for unfunded loan commitments, totaled $98.6 million, or 1.32% of total loans, at March 31, 2022, compared to $98.2 million, or 1.35% of total loans, at December 31, 2021. The $442 thousand increase in the ACL was due primarily to: (i) higher specific reserves of $744 thousand and (ii) other net recoveries of $642 thousand, offset by (iii) a $944 thousand reduction in general reserves from changes in portfolio mix, improved macroeconomic variables (MEVs) used for model purposes, the general credit quality of the portfolio, and lower unfunded commitments, offset by overall loan growth. The $31.3 million recovery from the settlement of a loan previously charged-off in 2019 also resulted in a reversal of provision for credit losses and therefore had no net impact on the ACL. The ACL coverage of non-performing loans was 181% at March 31, 2022 compared to 187% at December 31, 2021.

The ACL methodology uses a nationally recognized, third-party model that includes many assumptions based on historical and peer loss data, current loan portfolio risk profile including risk ratings, and economic forecasts including MEVs released by the model provider during March 2022. The published forecasts consider rising inflation, higher oil prices, ongoing supply chain issues and the military conflict between Russia and Ukraine, among other factors, and while they reflect a less optimistic view of the economy as compared to the December 2021 forecasts, certain MEVs used in the model during the current quarter, such as California employment and the CRE price index, reflect improvements. Nonetheless, the ultimate pace of economic recovery remains uncertain and accordingly, the economic assumptions used in the model and the resulting ACL level and provision consider both the positive assumptions and potential uncertainties.

Conference Call
The Company will host a conference call to discuss its first quarter 2022 financial results at 10:00 a.m. Pacific Time (PT) on Thursday, April 21, 2022. Interested parties are welcome to attend the conference call by dialing (888) 317-6003, and referencing event code 6630261. A live audio webcast will also be available and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (877) 344-7529 and referencing event code 1181265.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with $9.6 billion in assets at March 31, 2022 and one wholly-owned banking subsidiary, Banc of California, N.A. (the Bank). The Bank has 37 offices including 32 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and to building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission (SEC). In addition to those, statements about the potential effects of the COVID-19 pandemic on the business, financial results and condition of Banc of California, Inc. and its subsidiaries may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the control of Banc of California, Inc., including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Banc of California, Inc. and its subsidiaries, their customers and third parties. Further, statements about the potential effects of the Pacific Mercantile Bancorp acquisition on the business, financial results and condition of Banc of California, Inc. and its subsidiaries may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the control of Banc of California, Inc., including (i) the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Banc of California Inc. operates; (ii) the ability to promptly and effectively integrate the businesses of Banc of California, Inc. and Pacific Mercantile Bancorp; (iii) diversion of management time on integration-related issues; (iv) lower than expected revenues, credit quality deterioration or a reduction in real estate values or a reduction in net earnings; and (v) other risks that are described in Banc of California, Inc.’s public filings with the SEC. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.
Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700
Lynn Hopkins, (949) 265-6599

Banc of California, Inc.
Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
ASSETS
Cash and cash equivalents	$254,241	$228,123	$185,840	$163,332	$379,509
Securities held-to-maturity	329,381	—	—	—	—
Securities available-for-sale	898,775	1,315,703	1,303,368	1,353,154	1,270,830
Loans	7,451,573	7,251,480	6,228,575	5,985,477	5,764,401
Allowance for loan losses	(93,226)	(92,584)	(73,524)	(75,885)	(79,353)
Federal Home Loan Bank and other bank stock	51,456	44,632	44,604	44,569	44,964
Servicing rights, net	1,295	1,309	1,022	1,162	1,407
Other real estate owned, net	—	—	—	3,253	—
Premises and equipment, net	109,593	112,868	114,011	118,649	120,071
Alternative energy partnership investments, net	25,156	25,888	25,196	24,068	23,809
Goodwill	95,127	94,301	37,144	37,144	37,144
Other intangible assets, net	4,990	6,411	1,787	2,069	2,351
Deferred income tax, net	51,516	50,774	40,659	41,628	47,877
Income tax receivable	1,045	7,952	2,107	4,084	210
Bank owned life insurance investment	124,516	123,720	113,884	113,168	112,479
Operating lease right of use assets	34,189	35,442	29,054	20,364	22,069
Other assets	243,913	187,724	225,014	191,177	185,691
Total assets	$9,583,540	$9,393,743	$8,278,741	$8,027,413	$7,933,459

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$2,958,632	$2,788,196	$2,107,709	$1,808,918	$1,700,343
Interest-bearing deposits	4,521,069	4,651,239	4,435,516	4,397,626	4,441,699
Total deposits	7,479,701	7,439,435	6,543,225	6,206,544	6,142,042
Advances from Federal Home Loan Bank	556,374	476,059	405,738	490,419	635,105
Other borrowings	190,000	25,000	100,000	125,000	—
Long-term debt, net	274,468	274,386	256,706	256,554	256,441
Reserve for loss on repurchased loans	3,877	4,348	5,023	5,095	5,383
Operating lease liabilities	39,259	40,675	30,390	21,588	23,173
Accrued expenses and other liabilities	60,852	68,550	92,856	92,851	66,622
Total liabilities	8,604,531	8,328,453	7,433,938	7,198,051	7,128,766
Commitments and contingent liabilities
Preferred stock	—	94,956	94,956	94,956	94,956
Common stock	646	646	527	527	526
Common stock, class B non-voting non-convertible	5	5	5	5	5
Additional paid-in capital	855,198	854,873	631,512	630,654	629,844
Retained earnings	187,457	147,894	147,682	129,307	115,004
Treasury stock	(45,125)	(40,827)	(40,827)	(40,827)	(40,827)
Accumulated other comprehensive (loss) income, net	(19,172)	7,743	10,948	14,740	5,185
Total stockholders’ equity	979,009	1,065,290	844,803	829,362	804,693
Total liabilities and stockholders’ equity	$9,583,540	$9,393,743	$8,278,741	$8,027,413	$7,933,459

Banc of California, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Interest and dividend income
Loans, including fees	$76,234	$73,605	$63,837	$61,900	$61,345
Securities	7,309	6,934	7,167	6,986	6,501
Other interest-earning assets	726	1,034	787	791	772
Total interest and dividend income	84,269	81,573	71,791	69,677	68,618
Interest expense
Deposits	1,388	2,072	2,412	3,543	4,286
Federal Home Loan Bank advances	2,953	2,977	2,990	2,944	3,112
Other interest-bearing liabilities	3,487	3,485	3,413	3,343	3,304
Total interest expense	7,828	8,534	8,815	9,830	10,702
Net interest income	76,441	73,039	62,976	59,847	57,916
(Reversal of) provision for credit losses	(31,542)	11,262	(1,147)	(2,154)	(1,107)
Net interest income after (reversal of) provision for credit losses	107,983	61,777	64,123	62,001	59,023
Noninterest income
Customer service fees	2,434	2,037	1,900	1,990	1,758
Loan servicing income	212	119	170	38	268
Income from bank owned life insurance	796	794	715	690	672
Net loss on sale of securities available for sale	16	—	—	—	—
Net gain on sale of loans	—	275	—	—	—
All other income	2,452	1,635	2,734	1,452	1,683
Total noninterest income	5,910	4,860	5,519	4,170	4,381
Noninterest expense
Salaries and employee benefits	28,987	27,811	24,786	25,042	25,719
Occupancy and equipment	7,855	7,855	7,124	7,277	7,196
Professional fees	2,907	3,921	892	1,749	4,022
Data processing	1,828	1,939	1,646	1,621	1,655
Regulatory assessments	775	1,040	812	769	774
(Reversal of) provision for loan repurchase reserves	(471)	(675)	(42)	(99)	(132)
Amortization of intangible assets	441	430	282	282	282
Merger-related costs	—	13,469	1,000	700	700
All other expense	4,116	3,557	3,096	4,047	2,889
Total noninterest expense before loss (gain) in alternative energy partnership investments	46,438	59,347	39,596	41,388	43,105
Loss (gain) in alternative energy partnership investments	158	(1,220)	(1,785)	(829)	3,630
Total noninterest expense	46,596	58,127	37,811	40,559	46,735
Income before income taxes	67,297	8,510	31,831	25,612	16,669
Income tax expense	18,785	2,759	8,661	6,562	2,294
Net income	48,512	5,751	23,170	19,050	14,375
Preferred stock dividends	1,420	1,727	1,727	1,727	3,141
Income allocated to participating securities	—	—	—	—	62
Impact of preferred stock redemption	3,747	—	—	—	3,347
Net income available to common stockholders	$43,345	$4,024	$21,443	$17,323	$7,825
Earnings per common share:
Basic	$0.69	$0.07	$0.42	$0.34	$0.16
Diluted	$0.69	$0.07	$0.42	$0.34	$0.15
Weighted average number of common shares outstanding
Basic	62,606,450	60,401,366	50,716,680	50,650,186	50,350,897
Diluted	62,906,003	60,690,046	50,909,317	50,892,202	50,750,522
Dividends declared per common share	$0.06	$0.06	$0.06	$0.06	$0.06

Banc of California, Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Profitability and other ratios of consolidated operations
Return on average assets(1)	2.09%	0.24%	1.13%	0.98%	0.74%
Return on average equity(1)	18.74%	2.20%	10.84%	9.38%	6.56%
Return on average tangible common equity(1)(2)	20.29%	2.04%	12.04%	10.34%	4.77%
Pre-tax pre-provision income ROAA(1)(2)	1.54%	0.84%	1.50%	1.20%	0.80%
Adjusted pre-tax pre-provision income ROAA(1)(2)	1.55%	1.39%	1.35%	1.13%	1.06%
Dividend payout ratio(3)	8.70%	85.71%	14.29%	17.65%	37.50%
Average loan yield	4.26%	4.20%	4.18%	4.30%	4.30%
Average cost of interest-bearing deposits	0.12%	0.17%	0.22%	0.32%	0.38%
Average cost of total deposits	0.08%	0.11%	0.15%	0.23%	0.28%
Net interest spread	3.29%	3.05%	3.06%	3.04%	2.95%
Net interest margin(1)	3.51%	3.28%	3.28%	3.27%	3.19%
Noninterest income to total revenue(4)	7.18%	6.24%	8.06%	6.51%	7.03%
Noninterest income to average total assets(1)	0.26%	0.21%	0.27%	0.21%	0.23%
Noninterest expense to average total assets(1)	2.01%	2.47%	1.84%	2.08%	2.41%
Adjusted noninterest expense to average total assets(1)(2)	2.01%	1.92%	1.99%	2.15%	2.15%
Efficiency ratio(2)(5)	56.58%	74.62%	55.20%	63.36%	75.02%
Adjusted efficiency ratio(2)(6)	56.52%	58.07%	59.49%	65.56%	66.91%
Average loans to average deposits	98.28%	92.99%	94.99%	92.74%	93.74%
Average securities to average total assets	13.76%	13.83%	16.55%	16.71%	15.73%
Average stockholders’ equity to average total assets	11.18%	11.10%	10.41%	10.41%	11.30%

(1)Ratio presented on an annualized basis.
(2)Ratio determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). See Non-GAAP measures section for reconciliation of the calculation.
(3)Ratio calculated by dividing dividends declared per common share by basic earnings (loss) per common share.
(4)Total revenue is equal to the sum of net interest income before provision for (reversal of) credit losses and noninterest income.
(5)Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for (reversal of) credit losses and noninterest income.
(6)Ratio calculated by dividing adjusted noninterest expense by the sum of net interest income before provision for (reversal of) credit losses and adjusted noninterest income.

Banc of California, Inc.
Average Balance, Average Yield Earned, and Average Cost Paid
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2022			December 31, 2021			September 30, 2021
	Average		Yield	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$2,850,811	$31,367	4.46%	$2,809,181	$32,184	4.55%	$2,379,962	$26,542	4.42%
Commercial and industrial and SBA	2,748,541	30,043	4.43%	2,631,596	28,028	4.23%	2,322,372	25,345	4.33%
SFR mortgage	1,562,478	13,273	3.45%	1,418,057	11,884	3.32%	1,331,876	11,683	3.48%
Other consumer	97,516	1,523	6.33%	85,193	1,483	6.91%	22,164	238	4.26%
Loans held-for-sale	3,428	28	3.31%	3,309	26	3.12%	2,956	29	3.89%
Gross loans and leases	7,262,774	76,234	4.26%	6,947,336	73,605	4.20%	6,059,330	63,837	4.18%
Securities	1,292,079	7,309	2.29%	1,290,664	6,934	2.13%	1,347,317	7,167	2.11%
Other interest-earning assets	265,339	726	1.11%	593,739	1,034	0.69%	222,274	787	1.40%
Total interest-earning assets	8,820,192	84,269	3.87%	8,831,739	81,573	3.66%	7,628,921	71,791	3.73%
Allowance for loan losses	(92,618)			(92,367)			(76,028)
BOLI and noninterest-earning assets	664,731			592,583			588,720
Total assets	$9,392,305			$9,331,955			$8,141,613

Interest-bearing liabilities
Interest-bearing checking	$2,409,262	$641	0.11%	$2,461,397	$693	0.11%	$2,280,429	$632	0.11%
Savings and money market	1,673,244	510	0.12%	1,780,483	1,078	0.24%	1,583,791	1,350	0.34%
Certificates of deposit	508,244	237	0.19%	610,766	301	0.20%	571,822	430	0.30%
Total interest-bearing deposits	4,590,750	1,388	0.12%	4,852,646	2,072	0.17%	4,436,042	2,412	0.22%
FHLB advances	459,749	2,953	2.60%	407,122	2,977	2.90%	435,984	2,990	2.72%
Other borrowings	116,495	55	0.19%	27,300	7	0.10%	126,352	34	0.11%
Long-term debt	274,417	3,432	5.07%	270,879	3,478	5.09%	256,634	3,379	5.22%
Total interest-bearing liabilities	5,441,411	7,828	0.58%	5,557,947	8,534	0.61%	5,255,012	8,815	0.67%
Noninterest-bearing deposits	2,795,633			2,614,712			1,939,912
Noninterest-bearing liabilities	105,349			123,514			98,748
Total liabilities	8,342,393			8,296,173			7,293,672
Total stockholders’ equity	1,049,912			1,035,782			847,941
Total liabilities and stockholders’ equity	$9,392,305			$9,331,955			$8,141,613

Net interest income/spread		$76,441	3.29%		$73,039	3.05%		$62,976	3.06%
Net interest margin			3.51%			3.28%			3.28%

Ratio of interest-earning assets to interest-bearing liabilities	162%			159%			145%
Total deposits	$7,386,383	$1,388	0.08%	$7,467,358	$2,072	0.11%	$6,375,954	$2,412	0.15%
Total funding (1)	$8,237,044	$7,828	0.39%	$8,172,659	$8,534	0.41%	$7,194,924	$8,815	0.49%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Three Months Ended
	June 30, 2021			March 31, 2021
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$2,313,483	$27,222	4.72%	$2,322,509	$26,387	4.61%
Commercial and industrial and SBA	2,154,512	22,978	4.28%	2,221,494	22,910	4.18%
SFR mortgage	1,277,552	11,410	3.58%	1,210,105	11,747	3.94%
Other consumer	23,881	275	4.62%	28,520	294	4.18%
Loans held-for-sale	1,987	15	3.03%	1,413	7	2.01%
Gross loans and leases	5,771,415	61,900	4.30%	5,784,041	61,345	4.30%
Securities	1,308,230	6,986	2.14%	1,236,138	6,501	2.13%
Other interest-earning assets	258,915	791	1.23%	336,443	772	0.93%
Total interest-earning assets	7,338,560	69,677	3.81%	7,356,622	68,618	3.78%
Allowance for loan losses	(79,103)			(81,111)
BOLI and noninterest-earning assets	567,549			585,441
Total assets	$7,827,006			$7,860,952

Interest-bearing liabilities
Interest-bearing checking	$2,182,419	$679	0.12%	$2,140,314	$901	0.17%
Savings and money market	1,638,105	2,244	0.55%	1,654,525	2,390	0.59%
Certificates of deposit	633,101	620	0.39%	720,180	995	0.56%
Total interest-bearing deposits	4,453,625	3,543	0.32%	4,515,019	4,286	0.38%
FHLB advances	418,111	2,944	2.82%	446,618	3,112	2.83%
Other borrowings	17,920	4	0.09%	4,127	2	0.20%
Long-term debt	256,492	3,339	5.22%	256,361	3,302	5.22%
Total interest-bearing liabilities	5,146,148	9,830	0.77%	5,222,125	10,702	0.83%
Noninterest-bearing deposits	1,767,711			1,653,517
Noninterest-bearing liabilities	98,174			97,136
Total liabilities	7,012,033			6,972,778
Total stockholders’ equity	814,973			888,174
Total liabilities and stockholders’ equity	$7,827,006			$7,860,952

Net interest income/spread		$59,847	3.04%		$57,916	2.95%
Net interest margin			3.27%			3.19%

Ratio of interest-earning assets to interest-bearing liabilities	143%			141%
Total deposits	$6,221,336	$3,543	0.23%	$6,168,536	$4,286	0.28%
Total funding (1)	$6,913,859	$9,830	0.57%	$6,875,642	$10,702	0.63%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures
(Dollars in thousands, except per share data)
(Unaudited)

Under Item 10(e) of SEC Regulation S-K, public companies disclosing financial measures in filings with the SEC that are not calculated in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a presentation of the most directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure, as well as a statement of the reasons why the company's management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding the company's financial condition and results of operations and, to the extent material, a statement of the additional purposes, if any, for which the company's management uses the non-GAAP financial measure.
Tangible assets, tangible equity, tangible common equity, tangible equity to tangible assets, tangible common equity to tangible assets, tangible common equity per share, return on average tangible common equity, adjusted noninterest expense, adjusted noninterest expense to average total assets, pre-tax pre-provision (PTPP) income (loss), adjusted PTPP income (loss), PTPP income (loss) ROAA, adjusted PTPP income (loss) ROAA, efficiency ratio, adjusted efficiency ratio, adjusted net income, adjusted net income available to common stockholders, adjusted diluted earnings per share (EPS) and adjusted return on average assets (ROAA) constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible assets and tangible equity are calculated by subtracting goodwill and other intangible assets from total assets and total equity. Tangible common equity is calculated by subtracting preferred stock from tangible equity. Return on average tangible common equity is computed by dividing net income (loss) available to common stockholders, after adjustment for amortization of intangible assets, by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
PTPP income is calculated by adding net interest income and noninterest income (total revenue) and subtracting noninterest expense. Adjusted PTPP income is calculated by adding total revenue and subtracting adjusted noninterest expense. PTPP income ROAA is computed by dividing annualized PTPP income by average assets. Adjusted PTPP income ROAA is computed by dividing annualized adjusted PTPP income by average assets. Efficiency ratio is computed by dividing noninterest expense by total revenue. Adjusted efficiency ratio is computed by dividing adjusted noninterest expense by total revenue.
Adjusted net income (loss) is calculated by adjusting net income (loss) for tax-effected noninterest expense adjustments and the tax impact from the exercise of stock appreciation rights for the periods indicated. Adjusted ROAA is computed by dividing annualized adjusted net income by average assets. Adjusted net income (loss) available to common stockholders is computed by removing the impact of preferred stock redemptions from adjusted net income (loss). Adjusted diluted earnings per share is computed by dividing adjusted net income (loss) available to common stockholders by the weighted average diluted common shares outstanding.
Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Tangible common equity, and tangible common equity to tangible assets ratio
Total assets	$9,583,540	$9,393,743	$8,278,741	$8,027,413	$7,933,459
Less goodwill	(95,127)	(94,301)	(37,144)	(37,144)	(37,144)
Less other intangible assets	(4,990)	(6,411)	(1,787)	(2,069)	(2,351)
Tangible assets(1)	$9,483,423	$9,293,031	$8,239,810	$7,988,200	$7,893,964

Total stockholders' equity	$979,009	$1,065,290	$844,803	$829,362	$804,693
Less preferred stock	—	(94,956)	(94,956)	(94,956)	(94,956)
Total common stockholders' equity	$979,009	$970,334	$749,847	$734,406	$709,737

Total stockholders' equity	$979,009	$1,065,290	$844,803	$829,362	$804,693
Less goodwill	(95,127)	(94,301)	(37,144)	(37,144)	(37,144)
Less other intangible assets	(4,990)	(6,411)	(1,787)	(2,069)	(2,351)
Tangible equity(1)	878,892	964,578	805,872	790,149	765,198
Less preferred stock	—	(94,956)	(94,956)	(94,956)	(94,956)
Tangible common equity(1)	$878,892	$869,622	$710,916	$695,193	$670,242

Total stockholders' equity to total assets	10.22%	11.34%	10.20%	10.33%	10.14%
Tangible equity to tangible assets(1)	9.27%	10.38%	9.78%	9.89%	9.69%
Tangible common equity to tangible assets(1)	9.27%	9.36%	8.63%	8.70%	8.49%

Common shares outstanding	62,077,312	62,188,206	50,321,096	50,313,228	50,150,447
Class B non-voting non-convertible common shares outstanding	477,321	477,321	477,321	477,321	477,321
Total common shares outstanding	62,554,633	62,665,527	50,798,417	50,790,549	50,627,768

Book value per common share	$15.65	$15.48	$14.76	$14.46	$14.02
Tangible common equity per share(1)	$14.05	$13.88	$13.99	$13.69	$13.24
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Return on tangible common equity
Average total stockholders' equity	$1,049,912	$1,035,782	$847,941	$814,973	$888,174
Less average preferred stock	(75,965)	(94,956)	(94,956)	(94,956)	(164,895)
Average common stockholders' equity	973,947	940,826	752,985	720,017	723,279
Less average goodwill	(94,307)	(86,911)	(37,144)	(37,144)	(37,144)
Less average other intangible assets	(6,224)	(4,994)	(1,941)	(2,224)	(2,517)
Average tangible common equity(1)	$873,416	$848,921	$713,900	$680,649	$683,618

Net income available to common stockholders	$43,345	$4,024	$21,443	$17,323	$7,825
Add amortization of intangible assets	441	430	282	282	282
Less tax effect on amortization of intangible assets(2)	(93)	(90)	(59)	(59)	(59)
Net income available to common stockholders after adjustments for intangible assets(1)	$43,693	$4,364	$21,666	$17,546	$8,048

Return on average equity	18.74%	2.20%	10.84%	9.38%	6.56%
Return on average tangible common equity(1)	20.29%	2.04%	12.04%	10.34%	4.77%
(1)Non-GAAP measure.
(2)Adjustments shown net of a statutory Federal tax rate of 21%.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Adjusted noninterest expense
Total noninterest expense	$46,596	$58,127	$37,811	$40,559	$46,735
Noninterest expense adjustments:
Professional recoveries (fees)	106	(642)	2,152	1,284	(721)
Merger-related costs	—	(13,469)	(1,000)	(700)	(700)
Noninterest expense adjustments before (loss) gain in alternative energy partnership investments	106	(14,111)	1,152	584	(1,421)
(Loss) gain in alternative energy partnership investments	(158)	1,220	1,785	829	(3,630)
Total noninterest expense adjustments	(52)	(12,891)	2,937	1,413	(5,051)
Adjusted noninterest expense(1)	$46,544	$45,236	$40,748	$41,972	$41,684

Average assets	$9,392,305	$9,331,955	$8,141,613	$7,827,006	$7,860,952
Noninterest expense to average total assets	2.01%	2.47%	1.84%	2.08%	2.41%
Adjusted noninterest expense to average total assets(1)	2.01%	1.92%	1.99%	2.15%	2.15%
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Adjusted pre-tax pre-provision income
Net interest income	$76,441	$73,039	$62,976	$59,847	$57,916
Noninterest income	5,910	4,860	5,519	4,170	4,381
Total revenue	82,351	77,899	68,495	64,017	62,297
Noninterest expense	46,596	58,127	37,811	40,559	46,735
Pre-tax pre-provision income(1)	$35,755	$19,772	$30,684	$23,458	$15,562

Total revenue	$82,351	$77,899	$68,495	$64,017	$62,297
Noninterest expense	46,596	58,127	37,811	40,559	46,735
Total noninterest expense adjustments	(52)	(12,891)	2,937	1,413	(5,051)
Adjusted noninterest expense(1)	46,544	45,236	40,748	41,972	41,684
Adjusted pre-tax pre-provision income(1)	$35,807	$32,663	$27,747	$22,045	$20,613

Average assets	$9,392,305	$9,331,955	$8,141,613	$7,827,006	$7,860,952
Pre-tax pre-provision income ROAA(1)	1.54%	0.84%	1.50%	1.20%	0.80%
Adjusted pre-tax pre-provision income ROAA(1)	1.55%	1.39%	1.35%	1.13%	1.06%
Efficiency ratio(1)	56.58%	74.62%	55.20%	63.36%	75.02%
Adjusted efficiency ratio(1)	56.52%	58.07%	59.49%	65.56%	66.91%
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Adjusted net income
Net income (1)(2)	$48,512	$5,751	$23,170	$19,050	$14,375
Adjustments:
Noninterest expense adjustments	52	12,891	(2,937)	(1,413)	5,051
Tax impact of adjustments above(3)	(15)	(3,811)	868	418	(1,493)
Tax impact from exercise of stock appreciation rights	—	—	—	—	(2,093)
Adjustments to net income	37	9,080	(2,069)	(995)	1,465
Adjusted net income(4)	$48,549	$14,831	$21,101	$18,055	$15,840

Average assets	$9,392,305	$9,331,955	$8,141,613	$7,827,006	$7,860,952
ROAA	2.09%	0.24%	1.13%	0.98%	0.74%
Adjusted ROAA(4)	2.10%	0.63%	1.03%	0.93%	0.82%

Adjusted net income available to common stockholders
Net income available to common stockholders	$43,345	$4,024	$21,443	$17,323	$7,825
Adjustments to net income	37	9,080	(2,069)	(995)	1,465
Adjustments for impact of preferred stock redemption	3,747	—	—	—	3,347
Adjusted net income available to common stockholders(4)	$47,129	$13,104	$19,374	$16,328	$12,637

Average diluted common shares	62,906,003	60,690,046	50,909,317	50,892,202	50,750,522
Diluted EPS	$0.69	$0.07	$0.42	$0.34	$0.15
Adjusted diluted EPS(4)(5)	$0.75	$0.22	$0.38	$0.32	$0.25
(1)Net income for the three months ended March 31, 2022 includes a $31.3 million pre-tax reversal of credit losses due to the recovery from the settlement of a previously charged-off loan; there is no similar recovery in any of the other periods presented. The Bank previously recognized a $35.1 million charge-off for this loan during the third quarter of 2019.
(2)Net income for the three months ended December 31, 2021 includes an $11.3 million pre-tax charge for the expected lifetime credit losses for non-purchased credit deteriorated loans acquired in the PMB Acquisition; there is no similar charge in any of the other periods presented.
(3)Tax impact of adjustments shown at a statutory tax rate of 29.6%.
(4)Non-GAAP measure.
(5)Represents adjusted net income available to common stockholders divided by average diluted common shares.